contemplated hereby; provided, however, that as lead placement agent, Collins Stewart LLC may engage other placement agents.
m. No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.
n. Remedies. Each Buyer and each holder of the Securities shall have all rights and remedies set forth in the Transaction Documents and all rights and remedies that such Buyer and holders have been granted at any time under any other agreement or contract and all of the rights that such Buyer and holders have under any law. Any Person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security or proving actual damages), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law, or in equity.
o. Rescission and Withdrawal Right. Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) the Transaction Documents, whenever any Buyer exercises a right, election, demand or option under a Transaction Document and the Company or any of its Subsidiaries does not timely perform its related obligations within the periods therein provided, then such Buyer may rescind or withdraw, in its sole discretion from time to time upon written notice to the Company, any relevant notice, demand or election in whole or in part without prejudice to its future actions and rights.
p. Payment Set Aside. To the extent that the Company or any of its Subsidiaries makes a payment or payments to a Buyer pursuant to this Agreement, the Registration Rights Agreement, the Notes, the Shares, the Guaranty or any other Transaction Document or a Buyer enforces or exercises its rights hereunder or thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company or any of its Subsidiaries, by a trustee, receiver or any other Person under any law (including any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.
q. Independent Nature of Buyers. The obligations of each Buyer hereunder are several and not joint with the obligations of any other Buyer, and no Buyer shall be responsible in any way for the performance of the obligations of any other Buyer hereunder. Each Buyer shall be responsible only for its own representations, warranties, agreements and covenants hereunder. The decision of each Buyer to purchase the Securities pursuant to this Agreement has been made by such Buyer independently of any other Buyer and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company or any of its Subsidiaries which may have been made or given by any other Buyer or by any agent or employee of any other Buyer, and no Buyer or any of its agents or employees shall have any liability to any other Buyer (or any other Person or entity) relating to or arising from any such information, materials, statements or opinions. Nothing contained herein, and no action taken by any Buyer pursuant hereto or thereto, shall be deemed to constitute the Buyers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Buyers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated hereby. Each Buyer shall be entitled to independently protect and enforce its rights, including the rights arising out of this Agreement, the Notes, the Shares, and the other Transaction Documents, and it shall not be necessary for any other Buyer to be joined as an additional party in any proceeding for such purpose.
r. Interpretative Matters. Unless the context otherwise requires, (i) all references to Sections, Schedules, Appendices or Exhibits are to Sections, Schedules, Appendices or Exhibits contained in or attached to this Agreement,
(b) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP, (c) words in the singular or plural include the singular and plural and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter, (d) the words \"hereof,\" \"herein\" and words of similar effect shall reference this Agreement in its entirety, and (e) the use of the word \"including\" in this Agreement shall be by way of example rather than limitation.
*  *  *  *  *  *

IN WITNESS WHEREOF, Buyer and the Company have caused this Securities Purchase Agreement to be duly executed as of the date first written above.

COMPANY:


AVERION INTERNATIONAL CORP.


By:

Name:     Christopher G. Codeanne

Title:     Chief Financial Officer





























[Company Signature Page to Securities Purchase Agreement]

BUYER:


COMVEST INVESTMENT PARTNERS II, LLC, a Delaware limited liability company


By:
Name: Michael Falk
Title: Managing Member


CUMULUS INVESTORS, LLC, a Nevada limited liability company


By:
Name: Nader C. Kazeminy
Title: Chairman and President




PHILIP T. LAVIN, PH.D., in his individual capacity















[Buyer Signature Page to Securities Purchase Agreement]

SCHEDULE OF BUYERS

Buyer's Name     Buyer Address and Contact Info     Principal Amount of  Initial
Notes     Initial Allocation Percentage     Principal Amount of  Add'l Notes
Additional Closing Allocation Percentage     Aggregate Total Principal Amount of
all Notes     Number of Shares to be Delivered at Initial Closing     Number of
Shares to be Delivered at Additional Closing     Total Buyer Allocation
Percentage     Buyer's Representative'sAddress and Facsimile Number (to receive copies of notices)
ComVest Investment Partners II LLC     One North Clematis St., Suite 300West
Palm Beach, FL 33409Attn: Michael FalkTel: [               ]Fax: [
]     $11,000,000     45.83%     $2,000,000     100%     $13,000,000
52,800,000     9,600,000     50%     Akerman SenterfittAttn: Jose GordoOne S.E.
Third AvenueMiami, Florida 33131Attn:  Carl Roston, Esq. Tel:  305-374-5600Fax:
305-374-5095
Cumulus Investors, LLC     8500 Normandale Lake BoulevardSuite 650Bloomington MN
55437Attn: [               ]Tel: [               ]Fax: [               ]
$11,000,000     45.83%     $0     0%     $11,000,000     52,800,000     0
42.31%     [                ]
Dr. Philip T. Lavin     c/o Averion International Corp.225 Turnpike
RoadSouthborough, MA 01772 U.S.Tel: 508-597-6216   Fax: 508-597-6061
$2,000,000     8.34%     $0     0%     $2,000,000     9,600,000     0     7.69%
[                ]


APPENDIX
CERTAIN DEFINED TERMS
For purposes of this Agreement, the following terms shall have the following meanings:
\"Acquisition Closing Date\" means the date and time of the Closing of the Hesperion Acquisition, which shall be contemporaneous with the Closing Date. \"Affiliate\" means, with respect to any Person, another Person that, directly or indirectly, (i) has a 5% equity interest in that Person, (ii) has a common ownership with that Person, (iii) controls that Person, (iv) is controlled by that Person or (v) shares common control with that Person; and \"control\" or \"controls\" means that a Person has the power, direct or indirect, to conduct or govern the policies of another Person.
\"Bloomberg\" means Bloomberg Financial Markets (or any successor thereto). \"Business Day\" means any day other than Saturday, Sunday or other day on which commercial banks in the New York City are authorized or required by law to remain closed.
\"Capital Lease Obligation\" means, as to any Person, any obligation that is required to be classified and accounted for as a capital lease on a balance sheet of such Person prepared in accordance with GAAP, and the amount of such obligation shall be the capitalized amount thereof, determined in accordance with GAAP.
\"Capital Stock\" means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, and any and all equivalent ownership interests in a Person (other than a corporation). \"Collateral\" has the meaning assigned to such term in the Security Agreement. \"Common Stock\" means the Company's common stock, par value $0.001 per share. \"Contingent Obligation\" means, as to any Person, any direct or indirect liability, contingent or otherwise, of such Person with respect to any indebtedness, lease, dividend or other obligation of another Person if a primary purpose or intent of the Person incurring such liability, or a primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.
\"Convertible Securities\" means any stock or securities (other than Options) directly or indirectly convertible into or exchangeable or exercisable for shares of Common Stock.
\"Environmental Laws\" means all Laws relating to any matter arising out of or relating to public health and safety, or pollution or protection of the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or workplace, including any of the foregoing relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, discharge, emission, release, threatened release, control or cleanup of any Hazardous Materials.
\"ERISA\" means the Employee Retirement Security Act of 1974, as amended. \"GAAP\" means U.S. generally accepted accounting principles.
\"Governmental Entity\" means the government of the United States or any other nation, or any political subdivision thereof, whether state, provincial or local, or any agency (including any self-regulatory agency or organization), authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administration powers or functions of or pertaining to government.
\"Hazardous Materials\" means any hazardous, toxic or dangerous substance, materials and wastes, including hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials, or wastes and including any other substances, materials or wastes that are or become regulated under any Environmental Law (including any that are or become classified as hazardous or toxic under any Environmental Law).
\"Hesperion Note\" means that certain promissory note originally issued by the Company in accordance with Section 1.1(b) of the Hesperion Acquisition Agreement.
\"Hesperion Sellers\" means the parties to the Hesperion Acquisition Agreement other than the Company.
\"Hesperion Transaction Documents\" means the Hesperion Acquisition Agreement and each of the other agreements or instruments to which the Company, Hesperion or any of the Hesperion Sellers is a party or by which the Company, Hesperion or any of the Hesperion Sellers is bound and which is entered into by the Company, Hesperion and/or any of the Hesperion Sellers in connection with the Hesperion Acquisition.
\"Indebtedness\" of any Person means, without duplication:
(i)     All indebtedness for borrowed money;
(ii) All obligations issued, undertaken or assumed as the deferred purchase price of property or services.
(iii) All reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments;
(iv) All obligations evidenced by notes, bonds, debentures, redeemable capital stock or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses;
(v) All indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller, bank or other financing source under such agreement in the event of default are limited to repossession or sale of such property);
(vi)     All Capital Lease Obligations;
(vii) All indebtedness referred to in clauses (i) through (vi) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person that owns such assets or property has not assumed or become liable for the payment of such indebtedness; and
(viii) All Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (i) through (vii) above. \"Insolvent\" means, with respect to any Person as of any date, (i) the present fair saleable value of such Person's assets is less than the amount required to pay such Person's total indebtedness, contingent or otherwise, (ii) such Person is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (iii) such Person intends to incur, prior to the second anniversary of such date, or believes that it will incur, prior to the second anniversary of such date, debts that would be beyond its ability to pay as such debts mature, or (iv) such Person has unreasonably small capital with which to conduct the business in which it is engaged as such business is then conducted and is then proposed to be conducted.
\"Investment Company Act\" means the Investment Company Act of 1940, as amended. \"Knowledge,\" \"Knowledge of the Company,\" \"to the Company's Knowledge\" and similar language means the actual knowledge of any \"officer\" (as such term is defined in Rule 16a-1 under the 1934 Act) of the Company or of any Subsidiary after a reasonable inquiry.
\"Lavin Notes\" shall mean those certain promissory notes originally issued by IT&E International Group, Inc., a Delaware corporation and predecessor to the Company, dated July 31, 2006, as follows: (i) promissory notes with a repayment term of two (2) years in the original aggregate principal amount of $700,000 (of which $566,242 in principal amount was issued directly to Dr. Philip T. Lavin); and (ii) promissory notes with a repayment term of five (5) years in the original aggregate principal amount of $5,700,000 (of which $4,610,828 in principal amount was issued directly to Dr. Philip T. Lavin).
\"Laws\" means all present or future federal, state local or foreign laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative or judicial orders, judgments, decrees, rulings, consent agreements, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Entity.
\"Lien\" means with respect to any asset or property, any mortgage, lien, pledge, hypothecation, charge, security interest, encumbrance or adverse claim of any kind and any restrictive covenant, condition, restriction or exception of any kind that has the practical effect of creating a mortgage, lien, pledge, hypothecation, charge, security interest, encumbrance or adverse claim of any kind (including any of the foregoing created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor with respect to a Capital Lease Obligation, or any financing lease having substantially the same economic effect as any of the foregoing).
\"Material Adverse Effect\" means any changes, circumstances, effects, occurrences or events that, individually or in the aggregate, have or could reasonably be expected to have, a material adverse effect on (i) the business, properties, assets, operations, results of operations, condition (financial or otherwise), credit worthiness or prospects of the Company and its Subsidiaries, taken as a whole, (ii) any of the transactions contemplated by the Transaction Documents, or (iii) the authority or ability of the Company or any of its Subsidiaries to enter into the Transaction Documents and perform its obligations thereunder.
\"Millennix Notes\" means those certain subordinated promissory notes originally issued and still outstanding by IT&E International Group, Inc., a Delaware corporation and predecessor to the Company, dated November 9, 2005, in the original aggregate principal amount of $980,820.58 (all of which was issued directly to Dr. Gene Resnick).
\"Options\" means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.
\"Organic Change\" means any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company's assets to another Person or other transaction that is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to, or in exchange for, Common Stock.
\"Permitted Lien\" means:
(i)     Liens created by the Security Documents;
(ii) Liens for taxes or other governmental charges not at the time due and payable, or which are being contested in good faith by appropriate proceedings diligently prosecuted, so long as foreclosure, distraint, sale or other similar proceedings have not been initiated, and in each case for which the Company and its Subsidiaries maintain adequate reserves in accordance with GAAP in respect of such taxes and charges;
(iii) Liens arising in the ordinary course of business in favor of carriers, warehousemen, mechanics and materialmen, or other similar Liens imposed by law, which remain payable without penalty or which are being contested in good faith by appropriate proceedings diligently prosecuted, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto, and in each case for which adequate reserves in accordance with GAAP are being maintained;
(iv) Liens arising in the ordinary course of business in connection with worker's compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA);
(v) Attachments, appeal bonds (and cash collateral securing such bonds), judgments and other similar Liens, for sums not exceeding One Hundred Thousand Dollars ($100,000) in the aggregate for the Company and its Subsidiaries, arising in connection with court proceedings, provided that the execution or other enforcement of such Liens is effectively stayed;
(vi) Easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens arising in the ordinary course of business and not materially detracting from the value of the property subject thereto and not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Subsidiaries;
(vii) Liens arising solely by virtue of any statutory or common law provision relating to banker's liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution, provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board of Governors of the U.S. Federal Reserve System and that no such deposit account is intended by the Company or any of its Subsidiaries to provide collateral to the depository institution.
\"Person\" means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, a Governmental Entity or any other legal entity.
\"Public Disclosure\" or \"Publicly Disclose\" means the Company's public dissemination of information through the filing via the Electronic Data Gathering, Analysis, and Retrieval system of the SEC of a Periodic Report or Current Report disclosing such information pursuant to the requirements of the 1934 Act.
\"Related Party\" means a Person's or any of its subsidiary's officers, directors, persons who were officers or directors at any time during the previous two years, stockholders (other than any holder of less than 5% of the outstanding shares of such Person), or Affiliates of such Person or any of its subsidiaries, or any individual related by blood, marriage or adoption to any such individual or any entity in which any such entity or individual owns a beneficial interest.
\"Securities Laws\" means the securities laws (including \"Blue Sky\" laws), legislation and regulations of, and the instruments, policies, rules, orders, codes, notices and interpretation notes of, the securities regulatory authorities (including the SEC) of the United States and any applicable states and other jurisdictions.
\"Security Documents\" means the Security Agreement, the Guarantees and any other agreements, documents and instruments executed concurrently herewith or at any time hereafter pursuant to which the Company, its Subsidiaries, or any other Person either (i) guarantees payment or performance of all or any portion of the obligations hereunder or under any other instruments delivered in connection with the transactions contemplated hereby and by the other Transaction Documents, and/or (ii) provides, as security for all or any portion of such obligations, a Lien on any of its assets in favor of a Buyer, as any or all of the same may be amended, supplemented, restated or otherwise modified from time to time.
\"Subsidiary\" means IT&E International, a California corporation and Averion Inc., a Delaware corporation.
\"Transaction Documents\" means this Agreement, the Registration Rights Agreement, the Notes, the Security Agreement, the Guaranty, the Account Control Agreements, the Pledge Agreement and each of the other agreements or instruments to which the Company or any of its Subsidiaries is a party or by which it is bound and which is entered into by the parties hereto or thereto in connection with the transactions contemplated hereby and thereby, or which is otherwise delivered by the Buyers, the Company or any of its Subsidiaries in connection with the transactions contemplated hereby and thereby.